Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY ANNOUNCES

FOURTH QUARTER FISCAL 2010 OPERATING RESULTS

Uncasville, Connecticut, November 23, 2010 – The Mohegan Tribal Gaming Authority, or the Authority, announced today its operating results for the fourth fiscal quarter ended September 30, 2010. The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, or the Tribe, and the owner and operator of a gaming and entertainment complex located in Uncasville, Connecticut, known as Mohegan Sun, and a gaming and entertainment facility located in Plains Township, Pennsylvania, known as Mohegan Sun at Pocono Downs.

Consolidated operating results and significant events for the fourth quarter ended September 30, 2010:

•

Adjusted EBITDA, a non-GAAP measure described below, of $73.1 million, a 10.7% decrease from the fourth quarter of fiscal 2009. The decline in Adjusted EBITDA reflects the impact of a credit received in connection with an agreement reached with the State of Connecticut in the fourth quarter of fiscal 2009, as further discussed below.

•

Net loss attributable to the Authority of $26.3 million compared to net income attributable to the Authority of $66.4 million in the fourth quarter of fiscal 2009. Net loss attributable to the Authority reflects an impairment charge related to the suspended elements of Project Horizon, a lower non-cash relinquishment liability reassessment credit and severance charges resulting from a workforce reduction, as further discussed below.

•

Income from operations of $5.3 million, a 94.7% decrease from the fourth quarter of fiscal 2009. The decline in income from operations also was the result of the impairment charge, lower non-cash relinquishment liability reassessment credit and severance charges, as further discussed below.

•	Net revenues of $373.8 million, a 2.4% increase over the fourth quarter of fiscal 2009.

•	Gaming revenues of $336.4 million, a 1.7% increase over the fourth quarter of fiscal 2009.

•	Gross slot revenues of $253.2 million, a 0.6% decrease from the fourth quarter of fiscal 2009.

•	Table games revenues of $80.1 million, a 10.6% increase over the fourth quarter of fiscal 2009.

•	Non-gaming revenues of $72.1 million, a 9.5% increase over the fourth quarter of fiscal 2009.

•	Successfully opened table game and poker operations at Mohegan Sun at Pocono Downs on July 13, 2010.

The decline in consolidated Adjusted EBITDA for the quarter ended September 30, 2010 reflects the impact of a $5.7 million credit in the fourth quarter of fiscal 2009 resulting from an agreement reached with the State of Connecticut regarding the treatment of contribution payments on the Authority’s free promotional slot play program. The credit had the effect of reducing operating costs and expenses and increasing Adjusted EBITDA in the fourth quarter of fiscal 2009.

Consolidated net loss attributable to the Authority for the quarter ended September 30, 2010 primarily resulted from a $58.1 million impairment charge related to the suspended elements of Project Horizon. Consolidated net loss attributable to the Authority also reflects a non-cash relinquishment liability reassessment credit of $26.5 million during the quarter ended September 30, 2010 compared to a credit of $45.7 million in the fourth quarter of fiscal 2009. The non-cash relinquishment liability reassessment credits resulted from reductions in Mohegan Sun’s projected revenues over the remaining relinquishment period compared to previously estimated amounts. Additionally, consolidated net loss attributable to the Authority reflects $9.9 million in severance charges resulting from a workforce reduction initiative implemented during the quarter.

“Despite the decline in Adjusted EBITDA, we did experience encouraging trends during the quarter, including improved table games results at Mohegan Sun and stabilizing slot revenues at both properties,” said Mitchell Grossinger Etess,

Chief Executive Officer of the Authority. “In addition, we took significant steps towards streamlining our operations. While these actions were extremely difficult, they were necessary given current market and business conditions, and will position us to operate more efficiently, while maintaining our excellent guest service, product and hospitality experience.”

Mohegan Sun

Operating results (in thousands, unaudited):

	For the Three Months Ended
	September 30, 2010	September 30, 2009	Variance	Percentage Variance

Adjusted EBITDA	$65,262	$73,649	$(8,387)	(11.4%)
Income from operations	$4,636	$100,306	$(95,670)	(95.4%)
Operating costs and expenses	$293,789	$198,302	$95,487	48.2%
Net revenues	$298,425	$298,608	$(183)	(0.1%)
Gaming revenues	$265,155	$267,991	$(2,836)	(1.1%)
Non-gaming revenues	$64,531	$59,722	$4,809	8.1%

The decline in Adjusted EBITDA primarily reflects the impact of the $5.7 million credit received in connection with the agreement reached with the State of Connecticut in the fourth quarter of fiscal 2009. Adjusted EBITDA for the quarter ended September 30, 2010 also reflects lower slot revenues and higher casino marketing and promotional expenses in response to aggressive promotional programs by competitors, including increased use of free promotional slot plays. As a result, Adjusted EBITDA margin declined by 280 basis points to 21.9% for the quarter ended September 30, 2010 from 24.7% in the fourth quarter of fiscal 2009.

The decrease in income from operations was primarily due to the $58.1 million impairment charge related to the suspended elements of Project Horizon and the reduction in the non-cash relinquishment liability reassessment credit. Income from operations for the quarter ended September 30, 2010 also reflects $9.8 million in severance charges resulting from the workforce reduction initiative implemented during the quarter and the impact of the credit received in connection with the agreement reached with the State of Connecticut in the fourth quarter of fiscal 2009.

Selected gaming data (in thousands, except where noted, unaudited):

	For the Three Months Ended
	September 30, 2010	September 30, 2009	Variance	Percentage Variance

Slots:
Handle	$2,481,429	$2,406,444	$74,985	3.1%
Gross revenues	$194,980	$197,483	$(2,503)	(1.3%)
Net revenues	$186,844	$190,542	$(3,698)	(1.9%)
Free promotional slot plays (1)	$16,205	$10,190	$6,015	59.0%
Weighted average number of machines (in units)	6,405	6,742	(337)	(5.0%)
Hold percentage (gross)	7.9%	8.2%	(0.3%)	(3.7%)
Win per unit per day (gross) (in dollars)	$331	$318	$13	4.1%

Table games:
Drop	$522,042	$497,920	$24,122	4.8%
Revenues	$73,023	$72,436	$587	0.8%
Weighted average number of games (in units)	332	323	9	2.8%
Hold percentage (2)	14.0%	14.6%	(0.6%)	(4.1%)
Win per unit per day (in dollars)	$2,390	$2,435	$(45)	(1.8%)

Poker:
Revenues	$3,130	$2,890	$240	8.3%
Weighted average number of tables (in units)	42	42	—	—
Revenue per unit per day (in dollars)	$810	$748	$62	8.3%

(1)	Free promotional slot plays are included in slot handle, but not reflected in slot revenues.
(2)	Table games hold percentage is relatively predictable over longer periods of time, but can significantly fluctuate over shorter periods.

Information related to slot revenues within Mohegan Sun’s market area (in thousands, except where noted, unaudited):

	For the Three Months Ended
	September 30, 2010	September 30, 2009	Variance	Percentage Variance

Northeast slot gaming market (1) (2):
Gross revenues	$685,942	$662,124	$23,818	3.6%
Mohegan Sun win market share	30.8%	31.4%	(0.6%)	(1.9%)
Mohegan Sun win efficiency	117.7%	120.3%	(2.6%)	(2.2%)

Connecticut slot gaming market (3):
Gross revenues	$374,273	$378,748	$(4,475)	(1.2%)
Free promotional slot plays	$40,782	$26,707	$14,075	52.7%
Mohegan Sun win market share	52.1%	52.1%	—	—
Mohegan Sun win efficiency	107.9%	110.6%	(2.7%)	(2.4%)

(1)	Northeast slot gaming market consists of Mohegan Sun, Foxwoods Resort Casino, Twin River, Newport Grand and Empire City.
(2)	Includes free promotional slot plays. Free promotional slot plays are included in slot handle, but not reflected in slot revenues.
(3)	Connecticut slot gaming market consists of Mohegan Sun and Foxwoods Resort Casino.

The decline in slot revenues at Mohegan Sun reflects the continued weakness in consumer spending and aggressive promotional programs by competitors, including increased use of free promotional slot plays.

The increase in table games revenues was attributable to higher table games drop, partially offset by lower table games hold percentage compared to the fourth quarter of fiscal 2009.

Non-gaming data (in thousands, except where noted, unaudited):

	For the Three Months Ended
	September 30, 2010	September 30, 2009	Variance	Percentage Variance

Food and beverage:
Revenues	$21,119	$19,773	$1,346	6.8%
Meals served	1,140	1,135	5	0.4%
Average price per meal served (in dollars)	$15.18	$14.43	$0.75	5.2%

Hotel:
Revenues	$10,386	$9,988	$398	4.0%
Rooms occupied	105	104	1	1.0%
Occupancy rate	97.8%	96.7%	1.1%	1.1%
Average daily room rate (in dollars)	$95	$94	$1	1.1%
Revenue per available room (in dollars)	$93	$91	$2	2.2%

Retail, entertainment and other:
Revenues	$33,026	$29,961	$3,065	10.2%
Arena events (in events)	40	39	1	2.6%
Arena tickets	281	258	23	8.9%
Average price per Arena ticket (in dollars)	$52.37	$43.22	$9.15	21.2%

The growth in food and beverage revenues was primarily attributable to a $911,000 increase in food revenues resulting from the increase in the average price per meal served. The increase in the average price per meal served reflects the impact of new offerings at the Sunburst Buffet during the quarter and the November 2009 opening of Bar Americain. Food and beverage revenues also were positively impacted by an increase in the number of headliner shows held at the Mohegan Sun Arena compared to the fourth quarter of fiscal 2009.

The growth in hotel revenues resulted from the modest increases in the average daily room and occupancy rates. Despite these results, hotel revenues continue to be impacted by highly competitive room offers from competitors in the Connecticut and Atlantic City markets. During the quarter, Mohegan Sun successfully implemented a new hotel revenue management system.

The increase in retail, entertainment and other revenues was primarily due to a $3.7 million increase in entertainment revenues. The growth in entertainment revenues resulted from the increases in the average price per Arena ticket and the number of Arena tickets due to a significant increase in headliner shows held at the Mohegan Sun Arena compared to the fourth quarter of fiscal 2009.

Mohegan Sun at Pocono Downs

Operating results (in thousands, unaudited):

	For the Three Months Ended
	September 30, 2010	September 30, 2009	Variance	Percentage Variance

Adjusted EBITDA	$12,208	$11,795	$413	3.5%
Income from operations	$5,856	$4,762	$1,094	23.0%
Operating costs and expenses	$69,496	$61,534	$7,962	12.9%
Net revenues	$75,352	$66,296	$9,056	13.7%
Gaming revenues	$71,282	$62,903	$8,379	13.3%
Non-gaming revenues	$7,602	$6,126	$1,476	24.1%

The increases in Adjusted EBITDA and income from operations were primarily attributable to the addition of table game and poker revenues from the opening of table game and poker operations at Mohegan Sun at Pocono Downs on July 13, 2010. Higher slot and non-gaming revenues also contributed to the increases in Adjusted EBITDA and income from operations. These results were partially offset by increased operating costs and expenses resulting from the opening of table game and poker operations, including higher than expected post-opening staffing costs and operating expenses. Adjusted EBITDA and income from operations also were impacted by lower than anticipated table games hold percentage. Adjusted EBITDA margin declined by 160 basis points to 16.2% for the quarter ended September 30, 2010 from 17.8% in the fourth quarter of fiscal 2009.

Selected gaming data (in thousands, except where noted, unaudited):

	For the Three Months Ended
	September 30, 2010	September 30, 2009	Variance	Percentage Variance

Slots:
Handle	$725,180	$706,939	$18,241	2.6%
Gross revenues	$58,233	$57,300	$933	1.6%
Net revenues	$58,251	$57,341	$910	1.6%
Free promotional slot plays (1)	$13,410	$8,897	$4,513	50.7%
Weighted average number of machines (in units)	2,317	2,466	(149)	(6.0%)
Hold percentage (gross)	8.0%	8.1%	(0.1%)	(1.2%)
Win per unit per day (gross) (in dollars)	$273	$253	$20	7.9%

Table games (2):
Drop	$49,220	$—	$49,220	100.0%
Revenues	$7,125	$—	$7,125	100.0%
Weighted average number of games (in units)	57	—	57	100.0%
Hold percentage (3)	14.5%	—	14.5%	100.0%
Win per unit per day (in dollars)	$1,555	$—	$1,555	100.0%

Poker (2):
Revenues	$1,029	$—	$1,029	100.0%
Weighted average number of tables (in units)	17	—	17	100.0%
Revenue per unit per day (in dollars)	$766	$—	$766	100.0%

(1)	Free promotional slot plays are included in slot handle, but not reflected in slot revenues.
(2)	Table game and poker operations commenced on July 13, 2010.
(3)	Table games hold percentage is relatively predictable over longer periods of time, but can significantly fluctuate over shorter periods.

Information related to slot revenues within Mohegan Sun at Pocono Downs’ market area (in thousands, except where noted, unaudited):

	For the Three Months Ended
	September 30, 2010	September 30, 2009	Variance	Percentage Variance

Northeastern Pennsylvania slot gaming market (1):
Gross revenues	$166,315	$157,587	$8,728	5.5%
Free promotional slot plays (2)	$52,392	$32,158	$20,234	62.9%
Mohegan Sun at Pocono Downs win market share	35.0%	36.4%	(1.4%)	(3.8%)
Mohegan Sun at Pocono Downs win efficiency	117.8%	117.2%	0.6%	0.5%

(1)	Northeastern Pennsylvania slot gaming market consists of Mohegan Sun at Pocono Downs, Mount Airy Resort Casino and Sands Casino Resort Bethlehem.
(2)	Free promotional slot plays are included in slot handle, but not reflected in slot revenues.

Slot revenues at Mohegan Sun at Pocono Downs were positively impacted by the opening of table game and poker operations during the quarter, which is believed to have resulted in increased patron visitation to the facility. The increase in win per unit per day was primarily the result of a temporary reduction in the weighted average number of slot machines on the gaming floor to accommodate the opening of table game and poker operations.

Non-gaming revenues (in thousands, except where noted, unaudited):

	For the Three Months Ended
	September 30, 2010	September 30, 2009	Variance	Percentage Variance

Food and beverage:
Revenues	$5,391	$4,317	$1,074	24.9%
Meals served	213	198	15	7.6%
Average price per meal served (in dollars)	$11.14	$11.28	$(0.14)	(1.2%)

Retail, entertainment and other:
Revenues	$2,211	$1,808	$403	22.3%

The growth in food and beverage revenues was primarily attributable to higher beverage revenues resulting from increased patron visitation to the facility due to the opening of table game and poker operations.

The increase in retail, entertainment and other revenues was primarily attributable to higher rental income.

Corporate

Total Corporate expenses (in thousands, unaudited):

	For the Three Months Ended
	September 30, 2010	September 30, 2009	Variance	Percentage Variance

Total Corporate expenses (1)	$5,179	$3,877	$1,302	33.6%

(1)	Include severance charges and depreciation

The increase in total Corporate expenses primarily resulted from higher professional and consulting expenditures related to gaming diversification efforts and financing advisory services.

Mohegan Tribal Gaming Authority Property Information

	Net Revenues		Adjusted EBITDA
(in thousands, unaudited)	For the Three Months Ended		For the Three Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Mohegan Sun	$298,425	$298,608	$65,262	$73,649
Mohegan Sun at Pocono Downs	75,352	66,296	12,208	11,795
Corporate	—	—	(4,392)	(3,605)

Total	$373,777	$364,904	$73,078	$81,839

	Net Revenues		Adjusted EBITDA
(in thousands, unaudited)	For the Fiscal Years Ended		For the Fiscal Years Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Mohegan Sun	$1,157,419	$1,203,765	$258,376	$279,594
Mohegan Sun at Pocono Downs	264,543	251,352	40,644	38,262
Corporate	—	—	(16,002)	(15,235)

Total	$1,421,962	$1,455,117	$283,018	$302,621

Liquidity, Cost Containment Initiatives, Relinquishment Liability Reassessment, Capital Spending and Capital Resources

Liquidity

As of September 30, 2010, the Authority held cash and cash equivalents of $63.9 million compared to $64.7 million as of September 30, 2009. As of September 30, 2010, there was $527.0 million drawn on the Authority’s $675.0 million bank credit facility. As of September 30, 2010, the amount under letters of credit issued pursuant to the Authority’s bank credit facility totaled $3.7 million, of which no amounts were drawn. Inclusive of letters of credit, which reduce borrowing availability under the bank credit facility, and after taking into account restrictive financial covenants under the bank credit facility and the Authority’s line of credit and note indentures, the Authority had approximately $31.4 million of borrowing capacity under the bank credit facility as of September 30, 2010. The Authority’s total debt, including capital leases, was approximately $1.64 billion as of September 30, 2010 and 2009.

Interest Expense

Interest expense increased by $7.1 million, or 6.5%, to $116.8 million for the fiscal year ended September 30, 2010 compared to $109.7 million for the fiscal year ended September 30, 2009. The increase in interest expense was primarily due to higher weighted average outstanding debt and interest rate, combined with lower capitalized interest. The weighted average outstanding debt was $1.67 billion for the fiscal year ended September 30, 2010 compared to $1.65 billion for the fiscal year ended September 30, 2009. The increase in weighted average outstanding debt was primarily due to additional borrowings on the bank credit facility to fund capital expenditures and to pay a table games authorization fee to the Commonwealth of Pennsylvania in connection with the opening of table games at Mohegan Sun at Pocono Downs, as further discussed below. The weighted average interest rate was 7.0% for the fiscal year ended September 30, 2010 compared to 6.7% for the fiscal year ended September 30, 2009. Capitalized interest was $66,000 for the fiscal year ended September 30, 2010 compared to $1.1 million for the fiscal year ended September 30, 2009.

Cost Containment Initiatives

In September 2010, the Authority implemented additional cost containment initiatives in an effort to better align operating costs with market and business conditions, including the reduction of its workforce in Uncasville, Connecticut by approximately 475 positions. In connection with this workforce reduction, the Authority recorded $9.9 million in severance charges during the quarter.

In addition, the Authority implemented a number of other cost containment initiatives, including certain modifications to employee medical benefits, consolidation of certain Mohegan Sun-owned food and beverage outlets and replacement of certain other Mohegan Sun-owned food and beverage outlets with third-party operators. The Authority estimates that consolidated labor and operating cost savings in connection with these initiatives for fiscal year 2011 will approximate $30.0 million.

Relinquishment Liability Reassessment

Pursuant to a relinquishment agreement with Trading Cove Associates, or TCA, the Authority is required to make certain payments to TCA, determined as a percentage of revenues generated by Mohegan Sun, through the period ending December 31, 2014. A liability for these payments was established based on the estimated present value of Mohegan Sun’s estimated future revenues and is periodically reassessed. Based on recent operating trends, the Authority estimates that Mohegan Sun’s projected revenues over the remaining relinquishment period will decrease from previously estimated amounts. Accordingly, the Authority recorded a non-cash relinquishment liability credit of $26.5 million during the quarter ended September 30, 2010. As of September 30, 2010 and 2009, the relinquishment liability was $230.7 million and $298.4 million, respectively.

Capital Spending

The following table presents data related to capital expenditures for the fiscal years ended September 30, 2010 and 2011:

	Capital Expenditures
(in millions, excluding capitalized interest)	Fiscal Year Ended September 30, 2010	Forecasted Fiscal Year 2011

Mohegan Sun:
Maintenance	$16.9	$24.1
Development	5.5	19.7
Expansion - Project Horizon	4.7	1.5

Subtotal	27.1	45.3
Mohegan Sun at Pocono Downs:
Maintenance	2.2	5.5
Development	0.2	0.5
Expansion - Project Sunrise (1)	(1.2)	—
Expansion - Table Games (2)	15.2	—

Subtotal	16.4	6.0

Total	$43.5	$51.3

(1)	Represents adjustments to the final cost for Project Sunrise, Mohegan Sun at Pocono Downs Phase II gaming and entertainment facility.
(2)	Exclusive of the one-time table games operation fee and pre-opening costs and expenses.

Mohegan Sun - Project Horizon

Project Horizon, Mohegan Sun’s second major expansion, was initially planned to include four major components: Sunrise Square, Casino of the Wind, Property Infrastructure, including a new parking garage, additional surface parking lots, site development and road improvements, and the Earth Expansion, including a new hotel and related retail areas, as well as improvements to the existing Winter Parking Garage and Winter Entrance. The Sunrise Square, Casino of the Wind, Winter Parking Garage and infrastructure improvements elements of Project Horizon were completed.

In September 2008, the Authority suspended the hotel, retail and parking garage elements of Project Horizon due to a slowdown in business volumes and uncertainties in the financial markets. The costs incurred for the suspended elements related to excavation and foundation work for the planned podium and hotel tower, as well as professional fees for design and architectural work. During the quarter ended September 30, 2010, the Authority re-evaluated its options with respect to the new hotel element of the project, and based on a modified plan, which encompasses a smaller hotel to be located closer to the existing hotel, determined that certain assets did not have any future benefit to the Authority. Accordingly, the Authority recorded a $58.1 million impairment charge during the quarter ended September 30, 2010. As of September 30, 2010, assets related to the suspended elements totaled $8.3 million, including $187,000 of capitalized interest, and were included within construction in process. The Authority continues to evaluate its options with respect to the development of the new hotel; however, it can provide no assurance as to if or when this element will resume.

Mohegan Sun at Pocono Downs—Introduction of Table Games

On July 13, 2010, Mohegan Sun at Pocono Downs opened its table game and poker operations, which currently feature 66 table games, including blackjack, roulette, mini-baccarat, three card poker, let it ride and craps, an 18-table poker room and a bar. Additional non-smoking sections and a high-limit gaming area also were added. The total cost to add table game and poker operations was approximately $34.5 million, inclusive of a $16.5 million one-time table games authorization fee, $15.2 million in renovation costs and $2.8 million in pre-opening costs and expenses.

Capital Resources

Distributions to the Tribe totaled $61.5 million and $71.5 million for the fiscal years ended September 30, 2010 and 2009, respectively.

Management believes that existing cash balances, financing arrangements and operating cash flows will provide the Authority with sufficient resources to meet its existing debt obligations, relinquishment payments, foreseeable capital expenditure requirements and distributions to the Tribe for at least the next twelve months. However, the Authority can provide no assurance in this regard. Any future investments in Mohegan Sun and Mohegan Sun at Pocono Downs are anticipated to be funded through a combination of operating cash flows and draws under the bank credit facility.

Conference Call

The Authority will host a conference call and simultaneous webcast regarding its fourth quarter fiscal 2010 operating results on Tuesday, November 23, 2010 at 11:00 a.m. (Eastern Standard Time).

Those interested in participating in the call should dial as follows:

(877) 756-4274

(706) 643-0107 (International)

Conference ID: 25896168

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the Authority’s website at www.mtga.com, under the “Investor Relations/Financial News” section. Interested parties also may listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Tuesday, November 23, 2010. This replay will run through December 7, 2010.

The access number for a taped replay of the conference call is as follows:

(800) 642-1687

(706) 645-9291 (International)

Conference ID: 25896168

A transcript will be available on the Authority’s website for a period of 90 days following the conference call.

About the Authority

The Authority is an instrumentality of the Tribe, a federally-recognized Indian tribe with an approximately 507-acre reservation situated in Southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex situated on a 185-acre site on the Tribe’s reservation. Through its subsidiary, Downs Racing, the Authority also owns and operates Mohegan Sun at Pocono Downs, a gaming and entertainment facility situated on a 400-acre site in Plains Township, Pennsylvania, and several off-track wagering facilities located elsewhere in Pennsylvania.

The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.1 million square-foot facility, which includes Casino of the Earth, Casino of the Sky, Casino of the Wind, 100,000 square feet of retail space, including The Shops at Mohegan Sun, a 10,000-seat Mohegan Sun Arena, a 350-seat Cabaret Theatre, 100,000 square feet of meeting and convention space and the approximately 1,200-room luxury Sky Hotel Tower. Mohegan Sun at Pocono Downs offers approximately 2,500 slot machines, 66 table games, an 18-table poker room, several dining and retail options and a bus passenger lounge. More information about the Authority and its properties can be obtained by visiting www.mohegansun.com, www.mohegansunpocono.com or www.mtga.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect” or “intend” and similar expressions. Such forward-looking information may involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. Information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2009, as well as in the Authority’s other reports and filings with the Securities and Exchange

Commission. Any forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure that projected results or events will be achieved or will occur.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in thousands)

(unaudited)

	For the Three Months Ended September 30, 2010	For the Three Months Ended September 30, 2009	For the Fiscal Year Ended September 30, 2010	For the Fiscal Year Ended September 30, 2009
Revenues:
Gaming	$336,437	$330,894	$1,286,518	$1,317,341
Food and beverage	26,510	24,090	96,588	93,105
Hotel	10,386	9,988	38,261	39,567
Retail, entertainment and other	35,237	31,769	118,259	122,701

Gross revenues	408,570	396,741	1,539,626	1,572,714
Less - Promotional allowances	(34,793)	(31,837)	(117,664)	(117,597)

Net revenues	373,777	364,904	1,421,962	1,455,117

Operating costs and expenses:
Gaming	216,930	203,268	820,274	833,088
Food and beverage	11,634	10,522	45,345	42,720
Hotel	3,189	3,280	13,770	13,513
Retail, entertainment and other	11,006	9,013	37,454	42,290
Advertising, general and administrative	53,548	53,377	206,099	205,650
Corporate expenses	4,967	3,857	18,260	17,227
Pre-opening costs and expenses	603	—	2,782	282
Depreciation and amortization	25,155	26,074	97,289	103,279
Impairment of Project Horizon	58,079	—	58,079	—
Severance charges	9,865	—	9,865	—
Relinquishment liability reassessment	(26,512)	(45,678)	(26,512)	(45,678)

Total operating costs and expenses	368,464	263,713	1,282,705	1,212,371

Income from operations	5,313	101,191	139,257	242,746

Other income (expense):
Accretion of discount to the relinquishment liability	(3,857)	(5,107)	(15,426)	(20,425)
Interest income	756	658	2,755	3,912
Interest expense, net of capitalized interest	(29,626)	(25,859)	(116,784)	(109,689)
Gain (loss) on early extinguishment of debt	—	—	(1,584)	8,466
Write-off of debt issuance costs	—	—	(338)	—
Other income (expense), net	502	(4,709)	(426)	(7,658)

Total other expense	(32,225)	(35,017)	(131,803)	(125,394)

Net income (loss)	(26,912)	66,174	7,454	117,352
Loss attributable to non-controlling interests	575	252	2,258	1,992

Net income (loss) attributable to Mohegan Tribal Gaming Authority	$(26,337)	$66,426	$9,712	$119,344

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED SELECTED FINANCIAL INFORMATION

(in thousands)

(unaudited)

	For the Three Months Ended		For the Fiscal Years Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Operating Results:
Gross revenues	$408,570	$396,741	$1,539,626	$1,572,714
Net revenues	$373,777	$364,904	$1,421,962	$1,455,117
Income from operations	$5,313	$101,191	$139,257	$242,746

Other Data:
Adjusted EBITDA	$73,078	$81,839	$283,018	$302,621
Capital expenditures	$14,984	$22,903	$43,544	$93,892
Cash interest paid	$27,433	$38,477	$99,072	$106,008

			September 30, 2010	September 30, 2009
Balance Sheet Data:
Cash and cash equivalents			$63,897	$64,664
Debt, including capital leases			$1,637,549	$1,636,564

MOHEGAN SUN

SUPPLEMENTAL DATA - OPERATING STATISTICS

(unaudited)

	For the Three Months Ended		For the Fiscal Years Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Adjusted EBITDA:
Adjusted EBITDA (in thousands)	$65,262	$73,649	$258,376	$279,594
Adjusted EBITDA margin	21.9%	24.7%	22.3%	23.2%

Capital expenditures (in thousands)	$10,330	$22,248	$27,165	$91,051
Capitalized interest (in thousands)	$—	$52	$21	$1,061

Weighted average number of units:
Slot machines	6,405	6,742	6,484	6,752
Table games	332	323	326	326
Poker tables	42	42	42	42

Win per unit per day:
Slot machines (gross)	$331	$318	$315	$316
Table games	$2,390	$2,435	$2,487	$2,573
Poker tables	$810	$748	$803	$781

Hold percentage:
Slot machines (gross)	7.9%	8.2%	8.0%	8.4%
Table games	14.0%	14.6%	14.2%	14.5%

Northeast slot gaming market statistics:
Win market share	30.8%	31.4%	31.3%	31.9%
Win efficiency	117.7%	120.3%	120.4%	123.5%

Connecticut slot gaming market statistics:
Handle market share	53.2%	53.0%	54.4%	53.2%
Win market share	52.1%	52.1%	53.4%	53.1%
Handle efficiency	110.2%	112.4%	114.5%	115.0%
Win efficiency	107.9%	110.6%	112.5%	114.8%

Food and beverage statistics:
Meals served (in thousands)	1,140	1,135	4,287	4,275
Average price per meal served	$15.18	$14.43	$14.97	$14.88

Hotel statistics:
Rooms occupied (in thousands)	105	104	410	409
Occupancy rate	97.8%	96.7%	95.7%	95.4%
Average daily room rate	$95	$94	$89	$92
Revenue per available room	$93	$91	$86	$88

Entertainment statistics:
Arena events (in events)	40	39	132	124
Arena tickets (in thousands)	281	258	823	763
Average price per Arena ticket	$52.37	$43.22	$53.49	$63.63

MOHEGAN SUN AT POCONO DOWNS

SUPPLEMENTAL DATA - OPERATING STATISTICS

(unaudited)

	For the Three Months Ended		For the Fiscal Years Ended
	September 30, 2010 (1)	September 30, 2009	September 30, 2010 (1)	September 30, 2009
Adjusted EBITDA:
Adjusted EBITDA (in thousands)	$12,208	$11,795	$40,644	$38,262
Adjusted EBITDA margin	16.2%	17.8%	15.4%	15.2%

Capital expenditures (in thousands)	$4,654	$655	$16,379	$2,841
Capitalized interest (in thousands)	$7	$—	$45	$—

Weighted average number of units:
Slot machines	2,317	2,466	2,356	2,470
Table games	57	—	57	—
Poker tables	17	—	17	—

Win per unit per day:
Slot machines (gross)	$273	$253	$260	$241
Table games	$1,555	$—	$1,555	$—
Poker tables	$766	$—	$766	$—

Hold percentage:
Slot machines (gross)	8.0%	8.1%	7.8%	8.3%
Table games	14.5%	—	14.5%	—

Northeastern Pennsylvania slot gaming market statistics:
Handle market share	32.1%	33.3%	33.1%	42.6%
Win market share	35.0%	36.4%	36.2%	45.4%
Handle efficiency	107.9%	107.2%	110.3%	104.7%
Win efficiency	117.8%	117.2%	120.8%	111.8%

Food and beverage statistics:
Meals served (in thousands)	213	198	694	702
Average price per meal served	$11.14	$11.28	$11.90	$11.40

(1)	Table game and poker operations commenced on July 13, 2010.

MOHEGAN TRIBAL GAMING AUTHORITY

ADJUSTED EBITDA RECONCILIATIONS

(unaudited)

Reconciliations of Adjusted EBITDA to Net Income (Loss):

Reconciliations of Adjusted EBITDA to net income (loss), a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, are shown below (in thousands):

	For the Three Months Ended		For the Fiscal Years Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009

Adjusted EBITDA	$73,078	$81,839	$283,018	$302,621
Pre-opening costs and expenses	(603)	—	(2,782)	(282)
Depreciation and amortization	(25,155)	(26,074)	(97,289)	(103,279)
Impairment of Project Horizon	(58,079)	—	(58,079)	—
Severance charges	(9,865)	—	(9,865)	—
Relinquishment liability reassessment	26,512	45,678	26,512	45,678
Loss attributable to non-controlling interests	(575)	(252)	(2,258)	(1,992)

Income from operations	5,313	101,191	139,257	242,746

Accretion of discount to the relinquishment liability	(3,857)	(5,107)	(15,426)	(20,425)
Interest income	756	658	2,755	3,912
Interest expense, net of capitalized interest	(29,626)	(25,859)	(116,784)	(109,689)
Gain (loss) on early extinguishment of debt	—	—	(1,584)	8,466
Write-off of debt issuance costs	—	—	(338)	—
Other income (expense), net	502	(4,709)	(426)	(7,658)

Net income (loss)	$(26,912)	$66,174	$7,454	$117,352

Reconciliations of Income (Loss) from Operations to Adjusted EBITDA (unaudited):

Reconciliations of income (loss) from operations, a financial measure determined in accordance with GAAP, to Adjusted EBITDA, are shown below (in thousands):

	For the Three Months Ended September 30, 2010
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Impairment of Project Horizon	Severance Charges	Relinquishment Liability Reassessment	Loss attributable to Non-controlling Interests	Adjusted EBITDA
Mohegan Sun	$4,636	$—	$19,229	$58,079	$9,830	$(26,512)	$—	$65,262
Mohegan Sun at Pocono Downs	5,856	603	5,749	—	—	—	—	12,208
Corporate	(5,179)	—	177	—	35	—	575	(4,392)

Total	$5,313	$603	$25,155	$58,079	$9,865	$(26,512)	$575	$73,078

	For the Three Months Ended September 30, 2009
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Impairment of Project Horizon	Severance Charges	Relinquishment Liability Reassessment	Loss attributable to Non-controlling Interests	Adjusted EBITDA
Mohegan Sun	$100,306	$—	$19,021	$—	$—	$(45,678)	$—	$73,649
Mohegan Sun at Pocono Downs	4,762	—	7,033	—	—	—	—	11,795
Corporate	(3,877)	—	20	—	—	—	252	(3,605)

Total	$101,191	$—	$26,074	$—	$—	$(45,678)	$252	$81,839

	For the Fiscal Year Ended September 30, 2010
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Impairment of Project Horizon	Severance Charges	Relinquishment Liability Reassessment	Loss attributable to Non-controlling Interests	Adjusted EBITDA
Mohegan Sun	$142,143	$42	$74,794	$58,079	$9,830	$(26,512)	$—	$258,376
Mohegan Sun at Pocono Downs	15,652	2,740	22,252	—	—	—	—	40,644
Corporate	(18,538)	—	243	—	35	—	2,258	(16,002)

Total	$139,257	$2,782	$97,289	$58,079	$9,865	$(26,512)	$2,258	$283,018

	For the Fiscal Year Ended September 30, 2009
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Impairment of Project Horizon	Severance Charges	Relinquishment Liability Reassessment	Loss attributable to Non-controlling Interests	Adjusted EBITDA
Mohegan Sun	$247,678	$58	$77,536	$—	$—	$(45,678)	$—	$279,594
Mohegan Sun at Pocono Downs	12,378	224	25,660	—	—	—	—	38,262
Corporate	(17,310)	—	83	—	—	—	1,992	(15,235)

Total	$242,746	$282	$103,279	$—	$—	$(45,678)	$1,992	$302,621

Adjusted EBITDA Explanation:

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in the casino and hospitality industry. EBITDA is not a measure of performance calculated in accordance with GAAP. The Authority historically has evaluated its operating performance with the non-GAAP measure, Adjusted EBITDA, which as used in this press release, represents earnings before interest, depreciation and amortization, pre-opening costs and expenses, impairment of suspended assets of Project Horizon, severance charges resulting from a workforce reduction, reassessment and accretion of discount to the relinquishment liability, gain or loss on early extinguishment of debt, write-off of debt issuance costs, other non-operating income and expense and loss attributable to non-controlling interests.

Adjusted EBITDA provides an additional way to evaluate the Authority’s operations and, when viewed with both the Authority’s GAAP results and the reconciliations provided, the Authority believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the casino and hospitality industry since Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of casino and hospitality companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of Adjusted EBITDA or other similarly titled measurements used by other casino and hospitality companies, and therefore, comparability may be limited. Adjusted EBITDA eliminates certain substantial recurring items from net income, such as interest, depreciation and amortization and reassessment and accretion of discount to the relinquishment liability. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of the Authority’s results. The Authority compensates for these limitations by providing the relevant disclosure of interest, depreciation and amortization, reassessment and accretion of discount to the relinquishment liability and other items excluded in the calculation of Adjusted EBITDA, both in its reconciliations to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. The Authority strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

Press Release:

Mohegan Tribal Gaming Authority, Uncasville, Connecticut, November 23, 2010

Contacts:

Mitchell Grossinger Etess

Chief Executive Officer

Mohegan Tribal Gaming Authority

(860) 862-8000

Jeffrey E. Hartmann

Chief Operating Officer

Mohegan Tribal Gaming Authority

(860) 862-8000

Leo M. Chupaska

Chief Financial Officer

Mohegan Tribal Gaming Authority

(860) 862-8000